FORM OF SIXTH AMENDMENT TO TRANSFER AGENCY AND SERVICE  AGREEMENT

THIS SIXTH AMENDMENT TO TRANSFER AGENCY AND SERVICE AGREEMENT (the "Amendment") is made and entered into as of December 17, 2007 by and among BRANDES INVESTMENT TRUST ("Client"), a Delaware Business Trust, and STATE STREET BANK AND TRUST COMPANY, a Massachusetts trust company ("State Street").

WITNESSETH:

WHEREAS, Client and Investor’s Bank and Trust Company are parties to that certain Custodian Agreement dated as of February 7, 1997, and amended thereafter (the "Agreement"); and

WHEREAS, Investor’s Bank and Trust Company has been succeeded in interest by State Street; and

WHEREAS, Client and State Street desire to amend and supplement the Agreement upon the following terms and conditions.

NOW THEREFORE, for and in consideration of the mutual promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Client and State Street hereby agree that the Agreement is amended and supplemented as follows:

1.	Appendix A shall be replaced in its entirety by the Appendix A dated December 17, 2007 attached hereto and incorporated herein by this reference.

2.	Appendix B shall be replaced in its entirety by the Appendix B dated December 17, 2007 attached hereto and incorporated herein by this reference.

3.
General Provisions.  This Amendment will at all times and in all respects be construed, interpreted, and governed by the laws of The Commonwealth of Massachusetts, without giving effect to the conflict of laws provisions thereof.  This Amendment may be executed in any number of counterparts, each constituting an original and all considered one and the same agreement.  This Amendment is intended to modify and amend the Agreement and the terms of this Amendment and the Agreement are to be construed to be cumulative and not exclusive of each other.  Except as provided herein, the Agreement is hereby ratified and confirmed and remains in full force and effect.

IN WITNESS WHEREOF, the parties have caused this Amendment to be executed by their duly authorized officers to be effective as of the date first above written.

STATE STREET BANK AND TRUST COMPANY	BRANDES INVESTMENT TRUST

By:	By:

Name, Title:	Name, Title:

Appendix A

Brandes Investment Partners

Fee Schedule:  Transfer Agency Services

Institutional Transfer Agency

•	There will be an annual fee of $ 20,500 for each initial share class for the Bank’s Institutional Transfer Agent Service.
•	For multi-class funds, each class beyond the initial share class will be charged an annual fee of $ 17,500.

Out of Pocket

•	These charges payable by Brandes will consist of actual and reasonable expenses incurred by the Bank in providing Transfer Agent services associated with:

–	Pricing	–	Legal Expenses
–	International Verification Services	–	Micro / Equipment Rental
–	Printing, Delivery & Postage	–	Forms & Supplies
–	Telecommunications	–	Third Party Review
–	Customized Extracts or Reporting	–	Ad Hoc Reporting
–	Customized Statements	–	Proxy Receipt & Tabulation

Payment

•	The payment schedule and frequency for the TA related services will follow the payment schedule and frequency of the overall custody contract.

Appendix B

Portfolios

•	Brandes Institutional International Equity Fund
•	Brandes Separately Managed Account Reserve Trust
•	Brandes Institutional Core Plus Fixed Income Fund
•	Brandes Institutional Enhanced Income Fund

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